Exhibit 99.1

SALE TRADING PLAN AGREEMENT

WHEREAS, Steel Partners II, L.P., a Delaware limited partnership (the "Seller") desires to sell, from time to time, certain shares (the "Shares") of Common Stock, par value $0.125 per share (the "Common Stock"), and certain call options to purchase shares of Common Stock (the "Call Options" and together with the Shares, the "Securities"), of Rowan Companies, Inc., a Delaware corporation (the "Company").

WHEREAS, the Seller desires to enter into this agreement for the purpose of establishing a trading plan to make sales of Securities in compliance with all applicable laws, including, but not limited to, Section 10(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder, including, but not limited to, Rule 10b5-1.  References herein to this "Agreement" refer to this agreement and specifically include the trading plan described herein.

NOW, IT IS AGREED, as of this 7th day of January, 2009 by the Seller and Mutual Securities, Inc. (the "Broker") as follows:

Section 1.                      Terms of Sale.

(a)
The Seller desires that the Broker effect sales of the Securities on its behalf in accordance with trading requirements adopted by the Seller and to be delivered in writing to the Broker by separate letter (the "Initial Trading Instructions").

(b)
In furtherance of Section 1(a) hereof, the Seller directs the Broker to sell, in customary brokerage transactions, the Securities, for the Seller's account or accounts, in the Broker's sole discretion as to execution and timing, subject to the condition that as of the time of any sale of Securities, any individual employee of the Broker making the Broker's investment decisions on behalf of the Seller shall not be in possession of or aware of material nonpublic information relating to the Company's business, operations or prospects or the value of the Securities ("Material Nonpublic Information").

(c)
Notwithstanding the foregoing, the Broker shall not sell Securities at any time when the Broker, in its sole discretion, shall have determined that such sale would violate applicable law, including, without limitation, Section 10(b) of the 1934 Act and the rules and regulations promulgated thereunder and Section 5 of the Securities Act of 1933, as amended (the "1933 Act").

(d)
The Seller agrees that, during the term of this Agreement, it shall not exercise any subsequent influence over how, when or whether to effect sales of the Securities, except that the Seller may amend this Agreement as set forth in Section 3 hereof.  Each of the Seller and the Broker agrees that it will not discuss with the other the Company's business, operations or prospects or any other information likely to be related to the value of the Securities or likely to influence a decision to sell the Securities.  Notwithstanding the preceding sentence, with the approval of counsel to the Broker, the Seller may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of the trading plan set forth in this Agreement.

Section 2.                      Representations, Warranties and Covenants.

(a)	The Seller represents, warrants and covenants to the Broker as follows:

(i)	The Seller is not, as of the date hereof, aware of or in possession of Material Nonpublic Information.

(ii)
During the term of this Agreement, the Seller will not engage, and will not cause others to engage on behalf of the Seller, in any transactions (other than sales of Securities pursuant to this Agreement.  The Seller also agrees not to enter into any binding contract with respect to any transactions described in the preceding sentence.

(iii)
The Seller will at all times, in connection with the performance of this Agreement, comply with all applicable laws, including, without limitation, Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

(iv)
The Seller agrees to provide such additional information and to execute such additional documents or instruments as may be reasonably requested by the Company or the Broker in connection with the performance of this Agreement and to confirm compliance with applicable law.

(v)
This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors' rights and general principles of equity, and as rights to indemnity hereunder may be limited by applicable law.  The Securities are not subject to any liens, security interests or other impediments to transfer, nor is there any litigation, arbitration or other proceeding pending, or to the Seller's knowledge threatened, that would prevent or interfere with the sale of the Securities under this Agreement.

(b)	The Broker represents, warrants and covenants to the Seller as follows:

(i)
The Broker has implemented reasonable policies and procedures, taking into consideration the nature of the Broker's business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material Nonpublic Information.  These policies and procedures include those that restrict any purchase or sale, or causing any purchase or sale, of any security as to which the Broker has Material Nonpublic Information, as well as those that prevent such individuals from becoming aware of or in possession of such Material Nonpublic Information.

(ii)
In connection with all sales of Securities, the Broker shall deliver to the Seller by facsimile or electronic mail, no later than the close of business on the date such transaction is effected, all information necessary (to the extent that the Broker possesses such information) for the Seller to make any required Form 4 and 5 filings, as required by Section 16(a) of the 1934 Act with regard to sales made pursuant to this Agreement.

(iii)
This Agreement constitutes the legal, valid and binding obligation of the Broker enforceable against the Broker in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforceability of creditors' rights and general principles of equity, and as rights to indemnity hereunder may be limited by applicable law.

Section 3.                      Amendments.  This Agreement (including the Initial Trading Instructions) may not be amended by the parties hereto, except as follows: The parties hereto may amend the provisions of this Agreement (including the Initial Trading Instructions) upon notice to the Company; provided that at the time of such amendment, the Seller was not in possession of or aware of Material Nonpublic Information and only upon the written consent of the Company's General Counsel (or his/her designee).  Any modification by the Seller will be made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1. The amended Agreement or amended Initial Trading Instructions, as the case may be, shall not take effect until thirty (30) days after the amendment is adopted.  During the thirty (30) day period between the adoption date of the amendment and the effective date of the amendment, the unmodified Agreement or Initial Trading Instructions, as the case may be, will remain in effect.

Section 4.                      Termination.  This Agreement shall terminate upon the earlier to occur of the following:

(a)	The close of business on April 10, 2009; or

(b)	The Broker sells the maximum number of Securities allowable under the Initial Trading Instructions, as may be amended as provided in Section 3 hereof; or

(c)
The Agreement is terminated by either party immediately upon receipt of written notice to the other party; provided, however, that with respect to any termination by the Seller pursuant to this Section 4(c) at the time of such termination, such termination was made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1; or

(d)
Any sale effected pursuant to this Agreement that violates (or in the opinion of counsel to the Company or the Broker is likely to violate) Section 16 of the 1934 Act, any other provision of the Federal securities laws or regulations adopted by the U.S. Securities and Exchange Commission thereunder, or any other applicable Federal or State law or regulation; or

(e)	The Seller materially breaches its obligations under this Agreement; or

(f)	The Seller and/or the Company enter into a contract that prevents or materially restricts sales by the Seller under this Agreement.

If the Agreement is terminated pursuant to Sections 4(c), (d), (e) or (f) and a new sale trading plan agreement with respect to sales of the Securities is entered into with the Broker or any other person, the Seller hereby agrees that the new sale trading plan will not take effect until thirty (30) days after the termination of this Agreement.

Section 5.                      Indemnification and Limitation on Liability; No Tax, Accounting or Legal Advice.

(a)
The Seller agrees to indemnify and hold harmless the Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys' fees and costs) arising out of or attributable to:  (i) any material breach by the Seller of this Agreement (including the Seller's representations and warranties), (ii) any violation by the Seller of applicable laws or regulations and (iii) any action taken by the Broker in good faith and without negligence pursuant to this Agreement.  This indemnification will survive the termination of this Agreement.

(b)
Notwithstanding any other provision herein, the Broker will not be liable to the Seller for:  (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God."

(c)	The Seller acknowledges and agrees that the Broker has not provided the Seller with any tax, accounting or legal advice with respect to this Agreement.

Section 6.                      Governing Law. This Agreement (including the Initial Trading Instructions) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State's conflict of laws rules.

Section 7.                      Entire Agreement.  This Agreement (including the Initial Trading Instructions) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

Section 8.                      Assignment.  This Agreement and each party's rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party's successors and permitted assigns, whether by merger, consolidation or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

STEEL PARTNERS II, L.P.

By:	STEEL PARTNERS II GP LLC
its General Partner

By:	/s/ Sanford Antignas
Name:	Sanford Antignas
Title:	Chief Operating Officer

MUTUAL SECURITIES, INC.

By:	/s/ Mitchell C. Voss
Name:	Mitchell C. Voss
Title:	President